CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 25, 2016, with respect to the financial statements and financial highlights of Destra Dividend Total Return Fund, Destra Flaherty & Crumrine Preferred and Income Fund, Destra Focused Equity Fund and Destra Wolverine Alternative Opportunities Fund, included in the 2016 Annual Report to Shareholders on Form N-CSR of Destra Investment Trust, which is incorporated by reference in this Post-Effective Amendment No. 54 to the Registration Statement No. 333-167073 on Form N-1A (the “Registration Statement”).  We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Financial Highlights” in the Prospectuses and under the captions “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statements of Additional Information, which are part of such Registration Statement.

GRANT THORNTON LLP

Chicago, Illinois
January 27, 2017